Second Quarter 2006 Earnings
Conference Call
May 2, 2006

Charlie

Good morning, and welcome to Oshkosh Truck’s second quarter earnings conference call. Please refer to slide 2 of the slide presentation on our website at www.oshkoshtruckcorporation.com, which supplements our remarks today.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made such estimates during our first quarter earnings conference call on February 2, 2006.

Bob, please lead off and investors, please turn to slide 3.

Bob

Oshkosh Second Quarter Fiscal 2006 Highlights

Thank you, Charlie. Good morning, everyone.

Standing at the midpoint of fiscal 2006, we are discussing record half-year financial results and yet another strong quarter’s worth of earnings for Oshkosh Truck. For the second quarter, revenues reached $844.8 million. It’s also worth noting that in the past two years, we have more than doubled the operating income generated during the second quarter, driving it from $35.1 million in fiscal 2004 to $79.7 million this year. On a per share basis, earnings surged 28.8% to $0.67 compared to $0.52 in last year’s second quarter, and above our previous estimate range of $0.58 to $0.62 per share.

During the quarter, the defense business continued to exhibit strength in both new and remanufactured truck sales. Coupled with a sound improvement in the commercial segment, this offset what we expect to be a temporary dip in the fire and emergency business that was due to a shift in airport product deliveries to the second half of the fiscal year and component issues both at Pierce and BAI that delayed revenue recognition of a number of units into the third quarter.

Now, although second quarter financial results were better than we expected, I feel it is appropriate to reaffirm our annual EPS range of $2.55 to $2.65 because of the daily uncertainty of military vehicle flow for Oshkosh’s remanufacturing activities, among other items. Charlie and I will go into more detail on that later in the call. Please turn to slide 4.

Stewart & Stevenson Services, Inc. Auction

On March 30, 2006, Oshkosh issued a press release acknowledging that it participated in the auction to acquire Stewart & Stevenson Services, Inc. (“Stewart & Stevenson”). The purpose of the press release was to correct and clarify information in a Stewart & Stevenson preliminary proxy statement.

There is shareholder litigation pending in the United States District Court of the Southern District of Texas, seeking to enjoin the proposed merger with Armor Holdings, Inc. We have been monitoring that litigation, and we understand that Stewart & Stevenson has appointed a Special Litigation Committee to investigate the claims made in that action. Oshkosh will cooperate in the investigation if asked to do so by the Special Litigation Committee. Oshkosh cannot respond to questions on this call with respect to the auction or closely-related matters.

Now I’ll begin a review of the performance of each segment on slide 5.

Commercial

In commercial, we have been discussing shortfalls in profitability for quite some time, but during this quarter we saw a significant improvement. Operating income margins increased 130 basis points over first quarter performance to 5.1%. Granted, margins aren’t where we want them, but the upswing was encouraging and indicative of cost reduction initiatives in our European refuse business and better price realization in our domestic concrete and refuse businesses. The Geesink Norba Group has continued its component outsourcing activities to Eastern Europe.

Domestically, McNeilus achieved record production levels during the past two months of the second quarter as it began to work its way through large backlogs in concrete and refuse. Backlog levels surged due to a particularly strong pre-buy before the 2007 diesel engine emissions standards take effect, and we anticipate that incoming order volume and unit shipments will remain high through at least the first quarter of fiscal 2007. As we’ve discussed previously, we believe that this pre-buy means that Oshkosh will face a down market in fiscal 2007, although we believe the downturn will be short-lived as customers commence a potentially larger pre-buy in 2008 and 2009 in advance of a more stringent emissions standard taking effect in 2010. As a result, we have intensified our cost reduction initiatives to prepare for what we expect to be a one-year downturn.

I’m really pleased with how the McNeilus team, under Mike Wuest, has pushed the pace of production so that we can meet customer delivery expectations, while still maintaining quality levels and implementing an ERP system. This has been no small challenge.

Let me also comment further on the ERP system. Implementation continues to proceed at a measured pace and is largely on schedule, with some minor adjustments to accommodate the strong pre-buy. At this point, we don’t anticipate any impact on the production schedule due to the implementation.

Before we leave our commercial business, I wanted to mention that the most notable second quarter product launch was a Revolution® drum for front-discharge concrete mixers. Revolution drums are now available to the full spectrum of ready-mixer producers in North America, as front-discharge mixers account for just over 20% of the North American market.

Defense

Turning to our defense business on slide 6, we saw exceptional financial results during the second quarter as the growth trend of the past three years continued. Both remanufacturing and new truck sales were major factors. With troops projected to stay in Iraq through at least 2008, the potential for our defense business remains generally sound, but we are struggling with sourcing sufficient vehicle carcasses for our remanufacturing business, creating some uncertainty for this portion of our business in the short term. Clearly, this is a major priority for us during the next year.

Many of you may be curious as to developments on the Marine Corps’ LVSR competition. As you may recall, this program calls for the purchase of up to 1,900 cargo, wrecker and fifth-wheel variants over a five-year period. We are currently in final proposal discussions with the Marine Corps and as a result, we believe it is simply a matter of time before the Marine Corps receives the appropriate approvals and makes a production contract award. At this point, we believe contract award is scheduled for late May or early June.

In the international defense market, we are preparing a bid for the Australian Defence Forces “Land 121" requirement for just over 3,000 medium- and heavy-payload trucks. We have teamed with international defense contractor Thales’ subsidiary, ADI. ADI is the largest defense contractor in Australia and the designer of the Bushmaster armored personnel carrier that Oshkosh is marketing in North America. This would be a five-year contract with production beginning in fiscal 2008, and the competition is intense.

Please move to slide 7.

Fire & Emergency

Our fire and emergency business saw what we expect to be a small, temporary dip in earnings during the second quarter. As we had anticipated, higher-margin airport product sales will be heavily weighted toward the second half of fiscal 2006. What we couldn’t have anticipated were two unrelated supplier component issues that cropped up late in the quarter, delaying potential segment sales and operating income by $13.6 million and $2.0 million, respectively. In early April, we had already recovered sales affected by one of the component issues and we expect the other to be resolved before the end of the third quarter.

Now, let’s talk a bit about new products again. Pierce has been a model for new product development success over the past decade. I just returned from the annual Fire Department Instructors Conference in Indianapolis, and, once again, Pierce was an absolute stand out. Pierce introduced not only a new 100’ aluminum aerial ladder, but also a new multi-cab commercial Contender for use in extreme climates and a new Special Services Vehicle that is ideally suited for smaller-scale homeland security, law enforcement and government applications. This new design provides Pierce with additional sales opportunities in market segments we have not historically targeted.

I also want to draw your attention to strong performance by our towing subsidiary, JerrDan Corporation. First-quarter product introductions, enhancements to distribution and a recently announced price increase drove carrier and wrecker orders up more than 30 percent in the second quarter and are providing momentum for the year.

Now, let me turn the call over to Charlie, beginning with slide 8.

Charlie:

Let’s start by reviewing our consolidated results for the second quarter.

Second Quarter Results

Earnings per share rose 28.8% to $0.67, exceeding our previous estimate for the quarter of $0.58 to $0.62 per share. Consolidated sales rose 25.6% to $844.8 million in the second quarter compared to last year, with consolidated operating income up 27.3% to $79.7 million compared to last year.

Last year’s second quarter results benefited from a cumulative life-to-date adjustment of $14.1 million in our defense business to increase margins on our MTVR base contract. That adjustment contributed $0.12 to earnings per share in the second quarter of fiscal 2005.

Corporate operating expenses rose $7.1 million in the second quarter compared to the prior year, primarily due to higher personnel costs, which were primarily related to stock option expense accounting and restricted stock awards, higher acquisition investigation costs and costs to start-up an office in China.

The Company’s effective tax rate was reduced to 38.5% for the first half of fiscal 2006 due to the impact of a new domestic manufacturing deduction.

Lastly, our cash position increased to $98.8 million from $81.0 million at December 31, 2005. We expect cash generation to improve throughout the remainder of fiscal 2006 as we reduce seasonally high inventory levels.

Let’s drive down into segment performance, beginning on slide 9.

Fire and Emergency

Fire and emergency sales rose 3.8% to $221.3 million in the second quarter while operating income declined, as anticipated, 5.9% to $17.9 million, or 8.1% of sales, in the second quarter. Sales of higher-margin airport products were sharply lower in the second quarter. As I stated on February 2, we expect our fiscal 2006 airport products sales to be strong, but much of that strength is expected to occur in the second half of the fiscal year. Two supplier component issues also precluded us from recognizing potential revenue and operating income of $13.6 million and $2.0 million, respectively, during the second quarter. In one matter, a customer-supplied component was delivered over 45 days late, delaying shipment on 45 fire trucks until the second week in April. In the other matter, a defective component was identified late in March that precluded revenue recognition on 25 fire trucks. The defective component issue will delay numerous additional shipments during the third quarter as the supplier modifies its product design, but presently we believe that all shipments will be back on schedule by the end of the third quarter, at which time we would recognize such revenue. Facility expansion costs at Pierce also impacted segment results for the second quarter.

Segment backlog grew 6.1% compared to the prior year quarter.

Defense

Looking at the defense segment next, please turn to slide 10.

Defense sales rose 59.4% to $334.2 million in the second quarter on much higher remanufactured and new truck sales and a small increase in parts and service sales. Operating income rose 33.2% in the second quarter to $65.8 million, or 19.7% of sales. Operating income grew at a lower rate than sales due to a $14.1 million adjustment to MTVR base contract margins in the second quarter of fiscal 2005, as described earlier.

At March 31, 2006, our defense backlog was up 17.0% from prior year quarter levels.

Commercial

Turning to the commercial segment, please move to slide 11. Sales were up 17.3% to $299.5 million in the second quarter and operating income was up 137.5% to $15.3 million. Operating income margins rose to 5.1% in the second quarter compared to 3.8% in the first quarter of fiscal 2006 and 2.5% in the prior year’s second quarter.

The Geesink Norba Group, our European refuse business, continued the turnaround of its operating results. Its operating income performance improved from the first quarter of fiscal 2006 to the second quarter of fiscal 2006 on higher sales volume and lower manufacturing costs. This business had a $1.5 million operating loss in last year’s second quarter. We continue to expect Geesink Norba Group operating income to improve sequentially each quarter in fiscal 2006 as we execute on our cost reduction plans.

At McNeilus, a very low mix of package sales involving both a commercial truck chassis and truck body held sales flat in the second quarter on substantially higher body unit volume and improved pricing. Orders were quite strong for concrete mixers and refuse packers as customers appear to have accelerated a pre-buy of truck chassis in anticipation of the diesel engine emissions standards change in 2007.

CON-E-CO, our batch plant manufacturer, and London, our Canadian concrete mixer company, contributed significantly to our strong commercial segment sales and operating income growth in the second quarter. CON-E-CO sales of very large concrete batch plants have been quite brisk and the pre-buy in Canada has also been significant.

Let me close out my review of the commercial segment by reviewing our backlogs in each product line. At March 31, 2006, rear-discharge unit backlog was up 55.9% compared to prior year quarter levels, while our front-discharge unit backlog was up 45.1%. Our domestic refuse unit backlog was up 71.5% at March 31, 2006 compared to prior year quarter levels, while Geesink Norba Group unit backlog was down 9.0% compared to prior year quarter levels. Overall, commercial segment backlog was up 35.7% in dollars at March 31, 2006 compared to prior year second quarter levels. In general, U.S. backlogs were up due to the pre-buy. At the Geesink Norba Group, the lower backlog reflects lower orders in the second quarter of fiscal 2006 for Geesink-branded rear loaders.

Fiscal 2006 Outlook

Today, we also updated estimates for fiscal 2006, assuming no acquisitions. Please turn to slide 12.

We anticipate our consolidated sales to approximate $3.3 billion to $3.4 billion in fiscal 2006, up approximately 11.5% to 15%, respectively, over fiscal 2005 sales. These estimates are unchanged from our previous estimates in the aggregate and by segment.

Turning to slide 13, we expect our consolidated operating income to approximate $307.0 to $320.0 million in fiscal 2006, or up approximately 15% to 20%, respectively, compared to fiscal 2005. That range is down about $9 million from previous estimates because we have increased our corporate expense estimate for the year by $9 million to $69 million to reflect higher acquisition investigation, legal and stock-related expenses. The qualitative comments provided on this slide with regard to estimated operating income margins by segment in fiscal 2006 have not changed from our previous estimates.

Slide 14 provides additional estimates of interest expense, taxes and other areas. We have made adjustments to several of these items, which have the effect of offsetting the lower operating income estimates on the prior slide, thus maintaining our previous EPS estimate range for fiscal 2006.

On slide 15, we provide our earnings per share estimates for fiscal 2006. Today, we re-affirmed our previous earnings per share estimate range of $2.55 to $2.65 per share in fiscal 2006, or up approximately 17% to 21.6% compared to fiscal 2005. We see a number of positives for our fiscal 2006 earnings outlook, but there are also a number of challenges that we will face over the remainder of the year that limited our estimates today, such as the availability of defense truck carcasses for remanufacturing, the ongoing implementation of the ERP system at McNeilus, commercial chassis and chassis component shortages and other matters. We believe that earnings per share in the third quarter of fiscal 2006 will range from $0.53 to $0.57 per share compared to $0.52 per share in the third quarter of fiscal 2005. These estimates would reflect 1.9% to 9.6% estimated earnings per share growth in the third quarter.

Closing with slide 16, we increased our estimate of capital spending in fiscal 2006 to approximately $64 million, a sharp increase over our spending in fiscal 2005 of $43.2 million. Much of the increase relates to previously announced spending on expansion capital projects at Pierce and our new product development facility in Oshkosh. This new estimate also includes partial spending on a new data center. We expect our debt levels to remain in the $20 — $25 million range throughout fiscal 2006. We continue to believe cash will grow to approximately $200 to $225 million by September 30, 2006. We expect to primarily use this cash in pursuit of our acquisitions strategy, but over time we may use cash for stock repurchases and/or higher dividend payments to contribute to shareholder returns.

Bob will close our prepared remarks.

Bob:

Thanks, Charlie.

This company and this management team have faced a number of major challenges to our growth objectives over the past decade. Yet, steady long-term growth has been a hallmark of our company. In Fortune Magazine’s annual Fortune 1000 list, Oshkosh Truck hit a trifecta of number one rankings within the motor vehicles and parts industry. Oshkosh was ranked number one in EPS growth and total return to shareholders over the past decade, and our total return to shareholders of 31 percent in 2005 was enough to put us into the number one spot for the year as well.

Contributing to our long-term growth strategy is the work that we have begun to balance our business platforms from a global geographic perspective. In that regard, our office in Beijing is open for business. Our initial focus in China is the airport and fire and emergency markets, with component and fabrication procurement activities also beginning. Clearly, China is a tremendous market, but we are cautious in identifying profitable business ventures to provide a return on our investment in the near rather than long term.

With half of the fiscal year behind us, we believe we are well prepared to deliver on our fiscal 2006 expectations. Our brands have never been stronger. Our cash flow and innovative, driven culture are strong assets in delivering on our strategies of operational excellence, new product development leadership and strategic acquisitions. All serve to help us leverage opportunities and handle challenges. We’re looking forward to tackling both with equal vigor.

Operator, please begin the question and answer period.

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